Exhibit 10.1

Richard N. Baer

Executive Vice President, General Counsel

And Chief Administrative Officer

1801 California Street, 52nd Floor

Denver, CO  80202

rich.baer@qwest.com

(303) 992-2811

(303) 303-383-8444 (fax)

September 12, 2008

Joseph J. Euteneuer

Dear Joe:

We are pleased to extend an offer of employment to you on behalf of Qwest.  At Qwest our foundation is the Spirit of Service and our priority is to serve our customers every day.  We offer exciting opportunities to work in a fast-paced, technology driven environment. For this you would be well rewarded through highly competitive compensation and benefits programs. You would be an asset to our enthusiastic, energetic and dedicated team and we encourage you to seriously consider the attractive offer outlined below.

This letter, in conjunction with the annexed form of Severance Agreement, sets forth the terms and conditions of an employment offer for you to work for Qwest Corporation (collectively, the “offer”).  This offer has been approved by the Compensation Committee of the Qwest Board of Directors.

1.               Position, Duties and Location:   You will be appointed to the position of Executive Vice President, Chief Financial Officer of Qwest Communications International Inc., reporting directly to Ed Mueller, Chairman and Chief Executive Officer.  You shall have all responsibilities, powers and authorities normally and customarily attendant such offices.  Your principal place of employment shall be at the executive offices of Qwest Communications International Inc. in Denver, Colorado.

2.               Base Salary:  $660,000 per annum.

3.               Annual Bonus Plan:  You will receive a guaranteed minimum bonus for 2008 equal to 150% of your annual base pay and prorated to reflect the your date of hire (to be paid in March 2009 if you are employed by the Company on the payment date).  For 2009, you will be eligible to participate in the annual bonus plan.  Your target bonus will be 150% of your annual base pay.

4.               Equity Incentive Plan: You are entitled to participate in Qwest’s Equity Incentive Plan.  You will receive an equity award with an approximate value of $2,640,000.  The grant date of the equity award will be the date of your hire.  Fifty percent of the equity value will be awarded in stock options, twenty five percent in restricted stock and twenty five percent in performance shares.  The actual number of stock options will be determined using a Black Scholes value of $1.25.  The actual number of restricted and performance shares will be determined by the market close price of Qwest stock on the grant date.  All will be rounded to the nearest 1000.

In addition, you will receive a restricted stock grant with a value of $1,175,000.  The grant date of the restricted stock will be determined by the date of your hire.  The actual number of restricted shares will be determined by the market close price of Qwest stock on the grant date.  All will be rounded to the nearest 1000.

The grant agreements for these initial grants will have terms that are not less favorable than the terms of the form grant agreements provided to your counsel on August 7, 2008.

5.               Executive Perquisite: You will receive an executive perquisite benefit of $50,000 (grossed up for income tax). Your perquisite check will be payable to you one week after your first paycheck.

6.               Benefits: As an Executive Vice President, you will be eligible for the following:

a)              Standard Healthcare benefits (medical, dental, vision).

b)             Ability to purchase Healthcare benefits upon leaving the company  as long as you have five years of service and your age and service equal 60.

c)              Qwest 401(k) Savings Plan – 100% match on the first 3% of contributions (up to IRS limit).

d)             Qwest Pension Plan – after one year of employment, you will receive benefit of 3% of eligible earnings, up to the IRS limit.

e)              Supplemental Executive Retirement Plan – This plan makes up the difference between what would be paid under the Qwest Pension Plan, without IRS limits on compensation, and what is actually paid under that plan.

f)                Supplemental Executive Disability Coverage – You are eligible to receive up to 52 weeks of short term disability benefits. This benefit pays 70% of your base pay plus target bonus. In addition, if your employment ends as a result of a disability, you are eligible to receive a long-term disability benefit of 60% of base pay plus target bonus.

g)             35 days of time off with pay per year.

h)             Payment or reimbursement of your reasonable attorneys fees and expenses in connection with the drafting and negotiation of your employment arrangements with the Company.

Relocation:  The Company will relocate you and your family under the Tier I relocation policy for executives except (i) that no Home Buyout Offer  (as that term is defined in the Employee Relocation Policy) until you make a written request to the company, such written request to be received by us no later than 12 months from the date of your hire and (ii) during the period of time through the date that such written request is made, you will be responsible for marketing your home.  We will authorize Ms. Connie Moodie, in our relocation department, to contact you to initiate this process upon your acceptance of this offer.  The 60 day time limit in the relocation policy for use of relocation benefits shall instead be 12 months and your temporary living expenses shall be reimbursed for 12 months from the date of your commencement of employment.

Please pay special attention to the following items, as this offer of employment is conditional upon the completion of each:

7.               Severance Agreement:  You will be required to sign and return one of the attached Severance Agreements.  This letter modifies your Severance Agreement insofar that in the event of your death during your applicable severance period, any remaining severance amounts otherwise payable to you shall be immediately paid to your estate in a lump sum.

8.               Drug Test:  You must successfully complete a drug test within two business days of your receipt of this offer. Please contact 1-800-899-2272 (toll free number) or go to www.sterlingtesting.com  to locate the Patient Service Center closest to you.  It is recommended that you contact the Patient Service Center directly to confirm if an appointment is necessary, operating hours and time of last collection. You will not be contacted as to the results of your test unless there is an issue.

We anticipate your start date to be September 12, 2008.

If you have questions about this information, please feel free to call me at 303-992-2811.

If the above terms and conditions are acceptable to you, please sign below, complete the attached “Personal Information Request” form and return a copy along with one copy of the signed Severance Agreement to Jana Venus in the enclosed envelope.

Sincerely,

Richard N. Baer

I accept the above offer:

Joseph J. Euteneuer

Distribution to be made upon acceptance of job offer:

cc:       C. Moodie/ Relocation